Exhibit 10(g)(2)


                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of
December 1, 1994 is entered into by and between Romano Salvatori
(the "Employee") and Tucson Electric Power Company, an Arizona corporation (the "Company").

     The Company desires to establish its right to the services of the Employee, in the capacity described below, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions.

     In consideration of the mutual agreements hereinafter set forth, the Employee and the Company have agreed and do hereby agree as follows:

     1. EMPLOYMENT AS VICE PRESIDENT OF THE COMPANY. The Company does hereby employ, engage and hire the Employee as a Vice President of the Company, and the Employee does hereby accept and agree to such hiring, engagement and employment. The Employee's duties during the Initial Employment Period shall include acting as President of a wholly-owned subsidiary of the Company which will be responsible for the development and management of independent power projects. In the event the Company determines that it will no longer pursue the development of independent power projects, Employee agrees to perform any and all other duties and to assume any and all responsibilities that may be assigned to him from time to time by the President of the Company, provided, however, that such duties and responsibilities shall be of a nature which provides comparable status and compensation to the Employee. The Employee will devote his full time, energy and skill to the performance of his duties for the Company and for the benefit of the Company.

     2. INITIAL EMPLOYMENT PERIOD. The Employee shall be initially employed by the Company for a three-year term, commencing as of December 1, 1994 and ending on November 30, 1997 (the "Initial Employment Period"), unless sooner terminated in accordance with the provisions of this Agreement. Thereafter, the provisions of this Agreement shall terminate, and the employment of the Employee shall continue on an "at will" basis.

     3.   COMPENSATION.

          (a) BASE SALARY. The Company shall pay the Employee, and the Employee agrees to accept from the Company, in full payment for his services and promises to the Company, a base salary at the rate of One Hundred Eighty Thousand Dollars ($180,000.00) per year, payable in equal biweekly installments or at such other time or times as the Employee and Company shall agree. This base salary may be adjusted from time to time by mutual agreement of the parties.

          (b) EMPLOYMENT PAYMENT. In addition to his base salary, the Company shall pay the Employee a one-time payment of Sixty Thousand Dollars ($60,000.00) upon the commencement of his employment with the Company.

          (c) ADDITIONAL BENEFITS AND COMPENSATION. In addition to the compensation set forth above, the Employee shall receive the benefits set forth in the offer letter dated November 8, 1994 to the Employee from Charles E. Bayless, attached hereto as Exhibit A, as well as a benefit plan to be quantified at a later date, based upon specific performance objectives. Said benefit plan will be consistent with programs in the independent power production industry generally which consider, for example, development fees, carried interest, and equity participation. Until such benefit plan is finalized and implemented, the Employee shall participate in the annual incentive program referenced in item (1) of Exhibit A (the "Incentive Program"). At such time as the benefit plan is finalized and implemented, Employee's participation in the Incentive Program shall cease, provided, however, that Employee shall be entitled to a pro-rata portion of the award otherwise payable to him under the Incentive Program for the year in which his participation terminates, based upon that portion of the year in which he participated in the Incentive Program.

     4. DEATH OR DISABILITY. If the Employee becomes physically or mentally disabled while employed by the Company, or if the Employee dies while employed by the Company, this Agreement shall automatically cease and terminate. The Company's obligations to the Employee under this Agreement shall end as of the date of the Employee's death or, in the case of disability, the Employee's last day of active employment. The Company's obligations to the Employee under any compensation or benefit plans shall be governed by the terms of such plans.

     5. TERMINATION BY EMPLOYEE. The Employee shall have the right to terminate this Employment Agreement at any time. The Employee agrees to provide the Company with thirty (30) days prior written notice of any such termination. The Company's obligation to pay the Employee's compensation pursuant to this Agreement shall cease as of the Employee's last day of work. The Company's obligation to the Employee under any compensation or benefit plans shall be governed by the terms of such plans.

     6.   TERMINATION BY THE COMPANY.

          (a) TERMINATION FOR CAUSE. The Company may terminate this Agreement at any time for "cause." The term
          "cause" as used herein shall mean:

               (1) The failure of the Employee to discharge or perform his duties and obligations under this Agreement with due diligence and care;

               (2) The refusal of the Employee to implement or adhere to policies or directives of the Board of Directors of the Company;

               (3) Conduct of a criminal nature which may have an adverse impact on the Company's reputation and standing in the community;

               (4) Conduct which is in violation of Employee's common law duty of loyalty to the Company;

               (5) Fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others; or

               (6)  Conduct which is in violation of any
          provision of this Agreement.

               The existence of cause shall be conclusively determined by the Board of Directors of the Company or its duly appointed agent. In the event of termination for cause, the Company's obligation to the Employee under any compensation or benefit plans shall be governed by the terms of such plans.

          (b) TERMINATION WITHOUT CAUSE. The Company may also terminate this Employment Agreement without cause, at any time before the stated termination date of the Initial Employment Period. If Employee's employment is terminated pursuant to this Paragraph, however, the Company shall pay the Employee termination pay, less required payroll taxes and related deductions, 100% of the Employee's annual base salary which would have been paid to the Employee for the remainder of the Initial Employment Period (the "Termination Amount"). Said Termination Amount shall be paid in equal monthly installments, beginning on the first business day of the calendar month following the Employee's termination, and shall continue through the final month of the Initial Employment Period. The Employee shall not be entitled to any other compensation or benefits set forth in this Employment Agreement, except as may be provided under the terms of any separate compensation or benefit plan or as may be separately negotiated by the parties and approved by the Board of Directors in writing in conjunction with the Employee's termination under this Paragraph. In the event of termination for cause, the Company's obligation to the Employee under any compensation or benefit plans shall be governed by the terms of such plans.

     7. EFFECT OF TERMINATION. Upon the proper termination of this Employment Agreement by the Company for any reason whatsoever, or upon the termination of this Employment Agreement by the Employee, this Employment Agreement shall thereupon be and become void and of no further force or effect, except that the Covenant Not to Compete set forth in
     Section 8 shall survive any said termination and shall continue to bind the Employee for the period of time stated therein. Any payment due pursuant to the terms of this Employment Agreement for services rendered prior to the termination shall be made as provided in this Employment Agreement.

     8.   NON-COMPETITION.

          (a) Employee agrees that, during the term of his employment by the Company, including the Initial Employment Period, and for a period of one year thereafter, he will not, directly or indirectly, without the prior written consent of the Board of Directors of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with, any business, individual, partner, firm, corporation, or other entity which is then in competition with the business of the Company or any affiliate of the Company, relating to the acquisition, control, servicing, operation, or any other participation in independent power projects or other projects in which the Company or any affiliate of the Company may be engaged during the employment of the Employee or which may be identified or pursued by the Company or any affiliate during the employment of the Employee (collectively, the "IPP Business") .

          (b) It is expressly agreed that the Company will or would suffer irreparable injury if Employee were to compete with the IPP Business in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

     9. GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Arizona, and no action involving this Agreement may be brought except in the Superior Court for the State of Arizona or the Federal District Court for the District of Arizona. If any provision of this Agreement is held to be invalid, void or unenforceable for whatever reason, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

     10. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto signed this Agreement, on the 1st day of December, 1994.

                         TUCSON ELECTRIC POWER COMPANY



                         By   /s/J. S. Pignatelli
                             ---------------------
                         Its  Senior Vice President


                              /s/ Romano Salvatori
                              ---------------------





                                                               Exhibit A


                        November 8, 1994





Mr. Romano Salvatori
1055 Lakeview Drive
Winter Park, FL  32789

Dear Romano:

     Following the Board of Directors meeting held on November 4, 1994, we are pleased to extend an offer to you for the position of Vice President at an annual salary of $180,000. This position also contemplates your election to the position of President of a TEP subsidiary (reporting directly to Jim Pignatelli) which will be responsible for the development of independent power projects. Additionally, this offer includes a one-time payment of $60,000 upon commencement of employment.

      In addition to the annual salary, the following benefits will be provided:

          (1)   Participation  in  the annual  incentive  program
          (commencing in 1995);
          (2) Participation in grants of stock options pursuant to the 1994 Omnibus Plan (commencing in 1995);
     (3)  Annual vacation of 25 days;
     (4)  Ten (10) paid holidays annually;
     (5)  Salaried Employees Retirement Plan;
     (6)  Triple Investment Plan 401(k);
          (7) Business Travel Accident Insurance (this Plan provides coverage in addition to any other life and accident insurance you may have);
          (8) Group Life and Medical/Dental Plans (you may elect either the self-funded plan at no cost to you or certain other optional plans which require employee contributions);
          (9)  A Company-provided vehicle; and
     (10) Employment Agreement (Change of Control).

      In the event you relocate to Tucson, you will be reimbursed
your   expenses   in  accordance  with  the  Company's   standard
relocation policy.

      This offer of employment is conditioned upon a mutually satisfactory Employment Agreement (separate from Item 10 above) containing the provisions set forth in Exhibit A.

Mr. Romano Salvatori
November 8, 1994
Page 2



      This  offer  of  employment is also  conditioned  upon  the
successful   completion  of  the  Company's  normal   application
process, including the preemployment physical examination.

      Please contact us at your earliest convenience so we can proceed with the finalization of this employment proposal.

                              Yours very truly,



                              Charles E. Bayless

CEB:lfb
cc:  J. S. Pignatelli

       EMPLOYMENT AGREEMENT (INDEPENDENT POWER BUSINESS)


Effective Date                December 1, 1994

Term                          Three years

Payment                       In the
                              event the Company
                              determines to discontinue
                              pursuit of independent
                              power business and no
                              position of equivalent pay
                              and status is made
                              available, a payment shall
                              be made equal to three
                              years salary less any
                              amounts previously paid as
                              salary as of the date of
                              termination

Non-Compete Clause            Following
                              termination for any reason,
                              no competitive activities
                              for a period of one year
                              following termination date






                                                  Exhibit A